Exhibit 99.1

Hawthorn Bancshares Announces Authorization of Funds for Its Common Stock Repurchase Program

Jefferson City, Mo — September 19, 2019 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), yesterday announced that the Board of Directors authorized the purchase of up to $5.0 million market value of Hawthorn Bancshares’ common stock.

Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. The Company intends to purchase its shares through broker dealers selected in compliance with applicable securities laws at prices for the common stock prevailing from time to time in NASDAQ’s National Market.

The repurchased shares will be held in treasury and may be used by the Company for general corporate purposes, including stock-based employee benefit plans and stock dividends. It is expected that the stock repurchases will be funded by cash generated through cash on hand, operations and other sources. At September 18, 2019, the Company had 6,276,236 common shares outstanding.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:

Hawthorn Bancshares Inc.
Bruce Phelps,

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com